AMERICAN POWER GROUP CORP
Moderator: Chuck Coppa
5-20-15/8:30 am
Confirmation # 1783003

AMERICAN POWER GROUP CORP

Moderator: Chuck Coppa
May 20, 2015
8:30 am CT

Operator: Please stand by we're about to begin. Good morning ladies and gentlemen and welcome to the American Power Group Second Quarter Results conference call. This call is being recorded. I would now like to turn the conference over to Chuck Coppa, Chief Financial Officer. Please go ahead sir.

Chuck Coppa: Good morning everyone and thank you for taking the time to join us today. I'd like to quickly read the safe harbor statement. With the exception of the historical information described today in this call, the matters described herein today contain forward looking statements and opinions including but not limited to statements relating to new markets, development and the introduction of new products and the financial and operating projections. These forward looking statements and opinions are neither promises nor guarantees but involve risk and uncertainties that may individually or mutually impact matters herein and cause actual results, events, and performance to differ materially from such forward looking statements and opinions. Listeners are cautioned not to place undue reliance on these forward looking statements and opinions which speak only as of the date hereof. The company undertakes no obligation to release publicly the result of any revisions to these forward looking statements and opinions that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. I'd like to now turn it over to Lyle.

Lyle Jensen: Thanks Chuck. Good morning everyone and thank you for participating in this morning's investor conference call. Our call is being held to coincide with the disclosure of our fiscal 2015 second quarter results released this morning. For those who have not seen the release or the financial statements, they were distributed to all wire services and can be found on the internet at APG's web site. We'll kick of this morning with Chuck summarizing the operational and accounting highlights for the quarter and then we'll jump back into operations, discuss the short-term impact of the current oil price war on our historical revenue streams and why we see signs of recovery. But more importantly, we'll talk about the results of the investments we’ve made to open new markets in 2015 which are not as price sensitive to oil and diesel price fluctuations as some of the more traditional markets and which we project will create revenue growth opportunities as early as the second half of this year. So Chuck I'll let you go ahead and cover your piece.

AMERICAN POWER GROUP CORP
Moderator: Chuck Coppa
5-20-15/8:30 am
Confirmation # 1783003

Chuck Coppa: Thank you Lyle. As mentioned our Q1 conference call in February, we anticipated this quarter would be a tough one from a revenue perspective given the macro environment and it was. But with that said, and as Lyle will address in more detail, we took advantage of this pause in customer decision-making and focused our efforts on building strength during this period so that when things begin to pick back up, which they are, we will have strengthened our market leadership position through new approvals and the opening of new markets. During the past six months, we've taken the opportunity to increase the number of third party gas supplier sales people trained to co-sell our dual fuel solution. We have advanced our efforts towards obtaining our third IUL engine family approval as well as our efforts to open up the California, Canadian and Latin American markets. We've also made great strides in our Fueled by Flare initiative over the past several months which has significant positive ramifications for us and our customers.

I'd like to touch on two final subjects. The results for the three and six months ended March 31, 2015 and 2014 reflect the retroactive application of a technical correction issued by the FASB regarding the characterization of the fair value of warrants issued in conjunction with our 10% convertible preferred stock which contain a certain anti-dilution feature referred to as a “down round” protection. Under this correction, the fair value of the warrants are to be recorded as a liability as of the initial transition date with subsequent changes in the fair value reported through the income statement as non-cash revaluation of warrants expense or income. During the three and six months ending March 31, 2015, we recognized non-cash warrant revaluation income of approximately $1.3 million and $5.8 million, respectively. During the three and six months ended March 31, 2014, we recorded warrant revaluation expense of approximately $9 million and $9.6 million, respectively.

We understand this is a very confusing application of the FASB rules which is why I wanted to address it a little bit more in this call. We are pleased to say that as of March 31, 2015, we've been able to get approximately 82% of the holders of these warrants to waive this provision on a go forward basis. This will allow us to significantly reduce the impact of this quarterly revaluation for future reporting periods and mitigate some of the confusion that I’m quite certain is associated with the magnitude of these numbers.

Lastly, in light of the recent unanticipated drop in oil prices and the impact it's had on our business in the short term, we are currently in discussions with several large existing shareholders including several members of our board of directors

AMERICAN POWER GROUP CORP
Moderator: Chuck Coppa
5-20-15/8:30 am
Confirmation # 1783003

regarding an additional capital infusion of at least $2.5 million. This capital will allow us to complete the remaining key approvals needed in the United States, Canada, and Latin America, support our Fueled by Flare initiative in the Bakkens of North Dakota as well as evaluate several new markets which we believe represent significant near term opportunities. We anticipate closing this funding within the next week to ten days or sooner and cannot be happier that the continued strategic support and funding is coming from our existing shareholders and board of directors. We will be filing our March 10Q later today, which will provide more detail on all of these topics. With that Lyle, I'll turn it over to you.

Lyle Jensen: Okay. Thanks Chuck. I believe everyone is aware and has read about the impact of OPEC’s decision to allow oil prices to fall which has resulted in a quick and chilling impact on the oil and gas industry especially here in the United States and Canada resulting in a record amount of idled rigs and a tightening price spread between natural gas and diesel. These global events and the resulting world reaction has had an impact on our historical revenue streams but we believe they are short lived and we're already seeing signs of recovery. Both oil and diesel prices are on the rise again. And I think most importantly for us, at least on the oil and gas side, is that we've seen a dramatic slowdown in the number of rigs being idled each week.

So when we take a look at our oil and gas conversion business, there were very few orders during the January through April time period as all of our E&P customers and drillers focused their energies on restructuring their operations. But we are starting to see things pick up. So far in May, we’ve received new orders for ten drill rig conversions in the U.S and Canada that will be delivered during the second half of our fiscal year. We are also seeing quote activity pick up for the smaller diesel engines used in the oil and gas fields for pumps, mixers and donkey heads with people forecasting orders for the second half of the year.

We are now seeing a very high priority being placed on reducing the oil and gas rig operating costs for the current 800 to 900 drill rigs and frack trailers that are in operation. This is where we see significant opportunity for us given APG's proven ability to provide significant costs savings through the displacement of over 50% of diesel consumption with either the low cost ditch gas or as we'll talk about this morning the conditioned flare gas. To emphasize this sense of heightened cost savings even further, we had one of the top three oil and gas exploration companies in the world reach out recently and ask if we could convert smaller diesel engines that run their lighting towers to dual fuel and how much money could they save. While the per unit revenue price tag wouldn’t be huge, it really underscored for me the fact they

AMERICAN POWER GROUP CORP
Moderator: Chuck Coppa
5-20-15/8:30 am
Confirmation # 1783003

are looking at all available options to reduce costs and remain competitive. We are optimistic that this increased May activity will continue to lead to improved results for the second half of the year in our oil and gas conversion business.

Our vehicular conversion revenue has also been impacted by the recent dramatic decrease in oil prices given the beneficial price spread between diesel and natural gas has been the primary driver for customers to convert to our dual fuel solution. A year ago, we were enjoying a $1.50 to $1.75 price spread which resulted in annual savings to our customers $12,000 to $14,000. In some cases during its low point, we saw a less than $.50 a gallon price spread which made the payback period much longer than many fleets are willing to entertain. While no one has cancelled existing purchase orders, many fleet owners that are interested have hit the pause button and just simply delayed their capital expenditure until higher diesel prices return.

We are starting to see crude oil prices moving upwards and they are currently approximately 25% over their low of several months ago. The U.S Energy Information Administration (“EIA”) reported that diesel prices are expected to hit their low point in April and May of this year and then experience a steady rise for the foreseeable future. About two weeks ago they projected that sometime in 2016 diesel prices could be up over 30% and average $3.25 a gallon. The average diesel price in the United States has risen now for the past five weeks in a row which supports EIA's forecast as well as other energy experts that we talk with.

So while the March quarter felt the near term impact of lower oil/diesel prices, we will not let these events define our future. We have stayed focused on our targeted investment projects which present exciting growth opportunities from both a near term as well as long term basis. These past three months have ended up being one of the most important strategic periods in our company's history with additional game changing milestone vehicular approvals obtained and strategic endorsements that will position us very well to continue our efforts to expand our leadership role in both the stationary and vehicular markets.

So let's discuss the four top growth initiatives that I want to cover today. The first one, and really the most important one to our company from both a near term and long term strategic value perspective was receipt of our first and second EPA IUL approvals during the past 150 days. These new approvals open up 18 more engine families that APG can convert to dual fuel on late model Class 8 tractors.

AMERICAN POWER GROUP CORP
Moderator: Chuck Coppa
5-20-15/8:30 am
Confirmation # 1783003

Obtaining these initial IUL approvals is a huge accomplishment as we've been working on this for a long time. The IUL approval test requirements are conducted on some the most sophisticated diesel engines on the road and the testing requirements themselves have been much more difficult than the OUL tests we’ve performed on the older trucks. We strongly believe this much harder IUL approval process is a significant barrier to entry for other potential dual fuel competitors in the United States. From a marketing perspective, the accomplishment of being the first to obtain multiple IUL approvals on the newer engines positions us to start discussions of the value of our dual fuel solution with larger corporate fleets and first generation truck owners. These companies tend to be better capitalized, have multiple strategic investment paths as well as sustainability and emission reduction goals and not are not just simply focused the economics of the price spread.

As Chuck mentioned, we're currently working closely with almost 80 salespeople from several of the leading natural gas fueling suppliers across North America. Over the past 90 days we have presented to more of the top 100 for hire fleets and large private corporations than any other time in our history. Our recent IUL approvals for 2010 and newer model years becomes very, very important because it opens the doors for us to a different type of customer, one who tends to be better capitalized and is committed to implementing multi-solution approaches to addresses fuel savings as well as emission reduction.

When we talk about sustainability, our ability to dramatically reduce NOX and particulate matter is of very, very high interest to most states. We recently announced that our additional IUL approvals were approved by Texas for eligibility for their emission reduction grant programs. We are in discussions with several other states to make APGs dual fuel solution eligible for available in-state grants and tax rebates.

These recent IUL approvals have also helped us advance our discussions with the California Air Resources Board in our effort to open up the California Class 8 truck market for our dual fuel solution. Approximately 10% of the registered Class 8 trucks in the U.S. are in California. We've made great progress over the last 120 days in these efforts. Based on recent discussions, we believe that we're on a path to launch the California market this summer. California has some of the highest diesel prices and some of the most significant emission challenges in the United States and we believe APG's dual fuel technology can be a solution for both.

AMERICAN POWER GROUP CORP
Moderator: Chuck Coppa
5-20-15/8:30 am
Confirmation # 1783003

The second new area of focus for us is the heavy duty glider market. As we reported in February 2015, Iowa based Harrison Truck Centers has selected APG’s dual fuel solution to be factory installed on their new Freightliner Western Star gliders during the assembly operation. This endorsement has truly legitimized APG's system as being an OEM-like solution but more importantly for us it puts us in a new 2015 Cab with EPA approved OEM remanufactured engines from Detroit Diesel, Cummins and Caterpillar. Harrison has three new dual fuel demo gliders in the field with customers and are looking to expand that number. The demo units are performing well in the field and I believe that Harrison Truck Center currently has quoted over 220 dual fuel gliders for customers.

We’ve always felt our Harrison dual fuel glider relationship would start to bloom by the summertime. We expect to see increasing orders over the coming months given Harrison considers this segment a major new market opportunity for them and the feedback from the field has been very positive.

The reason dual fuel gliders are attractive even with today's diesel prices is that a glider costs about 25% less and can weigh almost 1,000 pounds less than a brand new diesel tractor. With their remanufactured engines you get a truck with a new warranty that is lighter in weight than today's diesel engines which allows for more revenue producing cargo to be hauled. These are some of reasons why we believe this is going to be one of our fastest growing niches. Our two largest dual fuel glider customers are both talking about going from 50 to 100 dual fuel trucks by the end of 2015.

The well known dairy and ice cream customer that I talked about in the past from Oklahoma informed us last week that they plan on only purchasing new gliders now for the foreseeable future. Our relationship with Harrison Truck is allowing us to present to people we would not have gotten in front of last year and talk about an OEM installed factory warranted dual fuel glider.

In addition to the on road gliders, the other new initiative that’s showing great interest is the severe duty glider. This version is geared more for heavy duty applications in the oil and gas drilling, mining and the logging industries. This glider has three axles on the rear, not two, and a very rugged frame to handle the near off road environments they operate in. With a dedicated natural gas engine, 350 to 375 horsepower is about the most you can get out of it. In these types of applications, you are in the 450 to 600 horsepower market and we are the only viable natural gas solution out there for heavy duty applications. We just finished a two week evaluation in the coal mines pulling out large loads at 6 percent

AMERICAN POWER GROUP CORP
Moderator: Chuck Coppa
5-20-15/8:30 am
Confirmation # 1783003

grade and we exceeded expectations. We believe this single evaluation could lead to a 100 gliders over the next 12 months depending on glider lead times and how they finance the units but we expect to see 10 to 15 this summertime.This customer is putting together a 12 to 18 month program to actually replace their entire fleet and are considering potentially 100+ dual fuel gliders.

Our third area of interest is Latin America. Our international fiscal year to date revenue is up 2 1/2 times over the same period last year and that's primarily due to our growing markets in Latin America. In Latin America, they have a unique economic model which is driven by fleet owners not having significant weight restrictions on the roads or on hauling goods. As a result, they use much less expensive steel tanks to store their natural gas in as compared to those here in the U.S. with the only disadvantage being the weight. To get the same type of energy or fuel on a truck they'll spend, $3,000 to $4,000 on fuel tanks as opposed to here in the U.S. where you’d spend $15,000 to $20,000 on carbon wound fiberglass tanks. So their payback becomes much, much faster even with lower diesel price spread. Due to this quicker payback, we have trucks operating in four Latin America countries for multiple end users with many of them forecasting increased revenue during the second half of calendar 2015.

The last one I want to cover this morning is our Fueled by Flare initiative which focuses on one of the new emerging natural gas technology megatrends of taking the flared gas from a well site and processing it so that it can be used as an alternative to diesel. As part of this recovery process, they end up with propane and butane that can be sold and usable methane which is what we can use. We saw a great opportunity almost a year ago to use this waste stream and as a result have developed dual fuel calibration programs that can safely and successfully operate using this conditioned methane. We've been doing this for awhile on drill rigs, frack pumps and other generators but are even more excited about the vehicular opportunities as we have developed a calibration that will operate on Class 8 trucks which we believe is a larger market opportunity.

Since January of this year we've tripled the number of drill rigs operating in the Bakken region of North Dakota on APG’s dual fuel solution. We've received a lot of preliminary interest from fleet owners in using the flared gas despite the fact there is no vehicular natural gas fueling infrastructure in place today. We are working with fueling suppliers to begin building CNG and LNG fueling stations in the region so we can address the estimated 40,000+ registered trucks in the

AMERICAN POWER GROUP CORP
Moderator: Chuck Coppa
5-20-15/8:30 am
Confirmation # 1783003

Bakken region. We anticipate seeing more traction for our vehicular dual fuel conversion as these stations come online in the June to August time period and later in the year when more come online here by the end of the year.

The economic dynamics in this region go far beyond the diesel to natural gas price spread because of the increased penalties and restrictions that are associated with flaring of the well head gas. We see federal, state, and local regulations only getting tighter every year. We've already seen the first fines be levied against some of the exploration and production companies for not controlling their flare. So this has become a serious issue for these guys because it will start to limit how much they can drill and/or how much they can pull out until they comply with the new regulations regarding flare gases.

We see our dual fuel technology as providing the draw for using this flared gas not only in the Bakken but in most other places where flare gas is a significant issue.

So those are the areas that I wanted to focus on today and address why we don't believe our future is defined by this last 90 days. We’ve kept our heads down and have remained focused on the tasks at hand and believe these new markets and initiatives will prove very interesting over the coming months.

So I'll wrap up affirming Chuck's earlier comment that we are very pleased that our board members and our key preferred stock investor group continue to be supportive of our market leadership position, our technical accomplishments and our strategic direction. With that, let's turn it over and still start our Q&A session.

Operator: Thank you. If you would like to ask a question, please signal by pressing star one on your telephone keypad. If you're using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. Again please press star one to ask a question. And once again if you would like to ask a question, please press star one. And we'll take our first question today from Mitch Landgraf.

Mitch Landgraf: Good morning gentlemen.
Lyle Jensen: Good morning Mitch.

AMERICAN POWER GROUP CORP
Moderator: Chuck Coppa
5-20-15/8:30 am
Confirmation # 1783003

Mitch Landgraf: Thanks for taking questions from retail investors and sharing with us the prospects of what's going on. I know there are some respectable competitors out there who are much larger than we are in a given market or segment. But, I just don't see any competitor straddling both stationary and vehicular markets with the kind of intellectual property we have and all the EPA and other related state approvals that we have in both areas. I was just wondering if you could comment on whether perhaps maybe Cummins or someone else is out there who straddles both the vehicular and stationary side like APG does.

Lyle Jensen: There really isn’t. On the vehicular side, there isn’t anyone out there who has the breadth of EPA aftermarket approvals as we do. At the recent Alternative Clean Transportation (ACT) conference in Texas, our number two and three competitor openly admitted to the public that they're not even going to pursue IUL at this point in time which tells me they don't have the resources and/or technology necessary to meet the more challenging standards for IUL approval.

Mitch Landgraf: I’d like to follow up on something you mentioned about the IUL approvals. While I know there was a great deal of research, a great deal of work, application fees, etc., it would appear that APG has been able to obtain all of their IUL and OUL EPA approvals at a significantly lower cost than competitors based on information they’ve made available to the public. Can you explain that?

Lyle Jensen: From the perspective of IUL approvals, there is one, maybe two other companies I’m aware of that have any IUL approvals. There is a significant difference in the requirements for certified OEM engines as they have to go through significant durability tests and only get approval one year at a time. So every year you have to go back and get updated approvals which is very expensive and which is why the OEMs tend to be much larger companies with significant capital and resources. To-date they have not shown any interest in the aftermarket and the three+ million Class 8 trucks on the road. It is much more cost effective to convert an existing certified engine than it would be to try to go compete against Cummins Westport on the brand new side which we have no intention of doing.

Number two, we looked at the estimated total investment required to bring a new solution to market and elected to pursue a technology that does not have custom fuel injectors which need to be designed to every single engine and every single model year. Our software approach is very universal in its application and can cost effectively be modified to go from

AMERICAN POWER GROUP CORP
Moderator: Chuck Coppa
5-20-15/8:30 am
Confirmation # 1783003

one engine to another. We never would have been able to get our IUL approvals if we had not done the OUL approvals first and have learned all the calibration and all the emission work that we did there.

Mitch Landgraf: Thanks. Would you indulge a third question?

Lyle Jensen: Absolutely.

Mitch Landgraf: I'm more of a technology and story guy and as you know a strong supporter and believer in APG and where we're going. After a cursory look at the financial filings, am I accurate that we've got just under a quarter of a million dollars of actual cash on hand right now?

Chuck Coppa: As of March 31st, we had approximately $780,000 of unencumbered cash on hand. But, as discussed earlier, with the potential for several more slow quarters ahead of us due to lower oil prices we began to evaluate potential financing alternatives several months ago so that we could maintain and continue the momentum. And that's why, we are extremely pleased that people who've already got a significant vested interested in our success have agreed to step up and provided additional capital to the company.

Mitch Landgraf: Right. Okay well thank you very much for taking the questions and for the detailed call.

Chuck Coppa: Thanks Mitch.

Operator: And just as a final reminder, it is star one if you'd like to ask a question. And at this time, I'd like to turn the call back to Mr. Jensen. One moment please.

Lyle Jensen: Okay well again thank you for your participation and we look forward to reporting our progress at the next third quarter investor conference call. Thanks and have a good day.

Operator: Thank you and that does conclude today's conference. Thank you for your participation.
END